As filed with the Securities and Exchange Commission on October 18, 2010
Registration No. 333-152924
Registration No. 333-82398
Registration No. 333-42986
Registration No. 333-61717
Registration No. 333-36933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-152924
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-82398
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-42986
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-61717
Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-36933
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH GRADES, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1623449
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
500 Golden Ridge Road, Suite 100
Golden, Colorado 80401
(Address of principal executive offices)
Health Grades, Inc. 2006 Equity Compensation Plan
Health Grades, Inc. Stock Purchase Plan
Health Grades, Inc. 1996 Equity Compensation Plan
HealthGrades.com, Inc. 1996 Equity Compensation Plan
Specialty Care Network, Inc. 1996 Equity Compensation Plan
(Full title of plans)
Kerry R. Hicks
Chief Executive Officer
500 Golden Ridge Road, Suite 100
Golden, Colorado 80401
(303) 716-0041
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Douglas R. Wright, Esq.
Jason Day, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
(303) 607-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
This Post-Effective Amendment relates to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
Registration Statement No. 333-152924 registering 4,767,845 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Health Grades, Inc. (the “Company”) for offer or sale pursuant to the Health Grades, Inc. 2006 Equity Compensation Plan.
Registration Statement No. 333-82398 registering 11,000,000 shares of Common Stock for offer or sale pursuant to the Health Grades, Inc. Stock Purchase Plan and the Health Grades, Inc. 1996 Equity Compensation Plan.
Registration Statement No. 333-42986 registering 1,000,000 shares of Common Stock for offer or sale pursuant to the HealthGrades.com, Inc. 1996 Equity Compensation Plan.
Registration Statement No. 333-61717 registering 2,000,000 shares of Common Stock for offer or sale pursuant to the Specialty Care Network, Inc. 1996 Equity Compensation Plan.
Registration Statement No. 333-36933 registering 4,000,000 shares of Common Stock for offer or sale pursuant to the Specialty Care Network, Inc. 1996 Equity Compensation Plan.
On October 7, 2010, pursuant to an Agreement and Plan of Merger, dated as of July 27, 2010 and amended as of August 9, 2010, September 9, 2010 and September 15, 2010, among the Company, Mountain Acquisition Corp., a Delaware corporation (“Parent”), Mountain Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Mountain Acquisition Holdings, LLC, a Delaware limited liability company, Merger Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Golden, Colorado, on this 18th day of October, 2010.

Health Grades, Inc.
By:	/s/ Kerry R. Hicks
Kerry R. Hicks
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements on Form S-8 has been signed by the following persons on behalf of the Registrant in the capacities indicated.

Signature	Title	Date

/s/ Kerry R. Hicks Kerry R. Hicks	President and Chief Executive Officer	October 18, 2010
Principal Executive Officer

/s/ Allen Dodge Allen Dodge	Executive Vice President and Chief Financial Officer	October 18, 2010
Principal Accounting and Financial Officer

/s/ Roger C. Holstein Roger C. Holstein	Director	October 15, 2010

/s/ Norman W. Alpert Norman W. Alpert	Director	October 15, 2010

/s/ Garrick D. Bernstein Garrick D. Bernstein	Director	October 15, 2010